Exhibit 99
                                  Press Release


PRESS RELEASE

FOR IMMEDIATE RELEASE
---------------------

Contact:  Dr. Joseph Helms, Chairman of the Board
          First Federal Financial Services, Inc.
          First Clover Leaf Financial Corp.
          618-656-6200

                        FIRST CLOVER LEAF FINANCIAL CORP.
                     ANNOUNCES COMPLETION OF STOCK OFFERING,
         SECOND-STEP CONVERSION OF FIRST FEDERAL FINANCIAL SERVICES, MHC
                 AND ACQUISITION OF CLOVER LEAF FINANCIAL CORP.

     Edwardsville, Illinois - (July 10, 2006) First Clover Leaf Financial Corp. (the "Company") announced today the completion of its stock offering in connection with the second-step conversion of First Federal Financial Services, MHC. The Company is the successor to First Federal Financial Services, Inc. (Nasdaq Capital Market: FFFS). The Company also announced the completion of its acquisition of Clover Leaf Financial Corp. and its bank subsidiary, Clover Leaf Bank, both based in Edwardsville, Illinois.

     In the offering, the Company sold 4,174,125 shares of common stock at $10.00 per share. Subscribers received 100% of the stock they requested in the offering. In addition, as a result of the conversion, each outstanding share of common stock of First Federal Financial Services, Inc. as of July 10, 2006 was converted into the right to receive 1.936 shares of the Company's common stock. Holders of stock certificates of First Federal Financial Services, Inc. will receive documentation to effect the share exchange. Stockholders whose shares are held in street name will have the share exchange effected automatically. Cash will be issued in lieu of fractional shares at a rate of $10.00 per share.

     Shareholders of Clover Leaf Financial Corp. as of the close of business on July 10, 2006 will receive total merger consideration of approximately $21.2 million, consisting of 1,484,800 shares of Company common stock and approximately $6.4 million in cash, or $41.56 of merger consideration per share of Clover Leaf Financial Corp. Cash will be issued in lieu of fractional shares at a rate of $10.00 per share.

     As a result of the completion of the conversion and the acquisition, the Company will have 9,074,118 issued and outstanding shares, subject to adjustment for cash payments in lieu of fractional shares.

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     Shares of the Company will begin trading on the Nasdaq Capital Market on
Tuesday, July 11, 2006, under the symbol "FCLF." The subscription offering was managed by Keefe, Bruyette & Woods, Inc. Luse Gorman Pomerenk & Schick P.C. acted as special counsel to the Company.

     For more information contact Dr. Joseph Helms, Chairman of the Board of the Company at (618) 656-6200.